Exhibit 99.4

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

CONSENT OF INDEPENDENT AUDITOR

I have read Export Development Canada’s (“EDC’s”) prospectus dated July 17, 2012 included in EDC’s Registration Statement under Schedule B of the Securities Act of 1933. I have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

I consent to the incorporation by reference into the above-mentioned prospectus of my report dated September 1, 2011 to the Minister of Finance on the Government of Canada’s condensed statement of financial position as at March 31, 2011, the condensed statement of operations and accumulated deficit, condensed statement of change in net debt and condensed statement of cash flow for the fiscal year then ended, and related notes, attached to the Government of Canada’s Amendment No. 5 to its Annual Report on Form 18-K for the fiscal year ended March 31, 2011 filed on November 10, 2011.

This letter is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and not for any other purpose.

/s/ Michael Ferguson
Michael Ferguson, FCA

Auditor General of Canada

Ottawa, Canada

July 17, 2012